Exhibit 4.4

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Harpoon Therapeutics, Inc. has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock. The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation, the certificate of designation of our Series A Redeemable Preferred Stock, and our amended and restated bylaws, each of which are filed as exhibits to the Annual Report on Form 10-K of which this exhibit is a part, and to the applicable provisions of Delaware law. We encourage you to read our amended and restated certificate of incorporation, the certificate of designation of our Series A Redeemable Preferred Stock, our amended and restated bylaws, and the applicable provisions of Delaware law for more information.

General

Our authorized capital stock consists of 160,000,000 shares, all with a par value of $0.0001 per share, of which 150,000,000 shares are designated as common stock and 10,000,000 shares are designated as preferred stock. 25,000 shares of our preferred stock are designated as “Series A Redeemable Preferred Stock” (the “Series A Preferred Stock”).

Common Stock

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of our stockholders. The affirmative vote of holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock, voting as a single class, is required to amend certain provisions of our amended and restated certificate of incorporation, including provisions relating to amending our amended and restated bylaws, the classified nature of our board of directors, the size of our board of directors, the removal of members of our board of directors, the liability of members of our board of directors, vacancies on our board of directors, special meetings of our board of directors and our stockholders, stockholder notices, actions by written consent and exclusive jurisdiction.

Except as otherwise provided by statute or by applicable stock exchange rules, or by our amended and restated certificate of incorporation or our amended and restated bylaws, in all matters other than the election of directors, the affirmative vote of the majority of voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute or by applicable stock exchange rules, or by our amended and restated certificate of incorporation or our amended and restated bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors.

Dividends

Subject to preferences that may apply to any outstanding shares of preferred stock, including our Series A Preferred Stock, holders of common stock are entitled to receive ratably any dividends that our board of directors may declare out of funds legally available for that purpose on a non-cumulative basis.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock, including our Series A Preferred Stock.

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Rights and Preferences

Holders of common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock.

The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of our Series A Preferred Stock and any series of preferred stock that we may designate and issue in the future. Our Series A Preferred Stock is non-voting and non-convertible, but our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control that may otherwise benefit holders of our common stock and may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock.

Preferred Stock

Under the terms of our amended and restated certificate of incorporation, our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding. As of March 27, 2023, 25,000 shares of our Series A Preferred Stock were issued and outstanding and, other than the Series A Preferred Stock, no shares of preferred stock were outstanding.

Voting Rights

The Series A Preferred Stock is non-voting stock and does not entitle holders thereof to vote on any matter submitted to the stockholders of the Company for their action or consideration, except as otherwise provided by applicable provisions of Delaware law or by the certificate of designation.

Dividends

Holders of Series A Preferred Stock are entitled to receive dividends that accrue on a day-to-day basis until paid at a rate of 8.000% per year on the stated value of $1,000 per share of Series A Preferred Stock. Such dividends are payable only when declared by our board of directors. No other dividends or distributions shall be paid on shares of Series A Preferred Stock.

Liquidation

In the event of our liquidation, dissolution or winding up, or the occurrence of any event that is a Deemed Liquidation Event (as defined in the certificate of designation), holders of Series A Preferred Stock will be entitled to be paid prior and in preference to the receipt of any funds by any holders of any other class or series of capital stock, an amount per share of Series A Preferred Stock equal to the greater of: (i) the Redemption Price Per Share (as defined in the certificate of designation and described in more detail under “Redemption” below) and (ii) the amount per share such holder would have been entitled to receive had such holder exchanged the share of Series A Preferred Stock for a number of shares of our common stock equal to (x) $1,000 plus all accrued but unpaid dividends, divided by (y) the “Minimum Price” as defined in Nasdaq Rule 5635(d) in connection with such event.

Redemption

We may, at our option, redeem shares of Series A Preferred Stock from time to time at the “Redemption Price Per Share,” which is equal to the sum of (i) the product of (a) the stated value of $1,000 and (b) a return factor equal to 3.5 until September 23, 2024 and 4.5 thereafter and (ii) any accrued and unpaid dividends.

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In addition, the Series A Preferred Stock is mandatorily redeemable by us upon (i) our receipt of net proceeds in connection with a HPN217 Licensing Transaction (as defined in the certificate of designation), (ii) our receipt of certain net proceeds in connection with certain strategic and licensing transactions designated as “Qualified Transactions” in our certificate of designation and (iii) on March 23, 2026.

Conversion

The Series A Preferred Stock cannot be converted into shares of our common stock.

Anti-Takeover Provisions of Delaware Law and Our Charter Documents

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

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before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

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any merger or consolidation involving the corporation and the interested stockholder;

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any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

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subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and

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the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

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In general, Section 203 defines an “interested stockholder” as an entity or person who, together with such person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Section 203 could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

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permit our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in control;

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provide that the authorized number of members of our board of directors may be changed only by resolution of our board of directors;

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provide that our board of directors is classified into three classes of directors;

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provide that, subject to the rights of any series of preferred stock to elect members of our board of directors, such members may only be removed for cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least a majority of the voting power of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

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provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

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require that any action to be taken by our stockholders must be effected at a duly called annual or special stockholder meeting and not be taken by written consent or electronic transmission;

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provide that stockholders seeking to present proposals before a stockholder meeting or to nominate candidates for election to our board of directors at a stockholder meeting must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

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provide that special stockholder meetings may be called only by the Chairman of our board of directors, Chief Executive Officer or President, or by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and

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do not provide for cumulative voting rights, therefore allowing the holders of a plurality of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The amendment of any of these provisions requires approval by the holders of at least 66 2/3% of the voting power of all of our then-outstanding common stock entitled to vote generally in the election of directors, voting together as a single class.

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The combination of these provisions make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Choice of Forum

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware), to the fullest extent permitted by applicable law, is the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the DGCL, our certificate of incorporation or our bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine. However, this exclusive forum provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act. Furthermore, this provision applies to claims under the Securities Act of 1933, as amended (the “Securities Act”), and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such provision, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Listing

Our common stock is listed on the Nasdaq Global Select Market under the trading symbol “HARP.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

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